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                           [PERKINS COIE LETTERHEAD]



                               December 19, 1994



Shurgard Storage Centers, Inc.
1201 Third Avenue, Suite 2200
Seattle, Washington  98101

Gentlemen and Ladies:

         We have acted as counsel to you in connection with the proceedings for the authorization and issuance by Shurgard Storage Centers, Inc. (the "Company") of up to 1,400,000 shares, subject to certain adjustments (the "Share Consideration"), of the Company's class A common stock, par value $.001 per share (the "Common Stock"), together with additional shares of Common Stock that will be issued in the future (the "Contingent Shares") pursuant to the terms of the Agreement and Plan of Merger dated as of December 19, 1994 (the "Merger Agreement"), and the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, which you are filing with the Securities and Exchange Commission with respect to the Share Consideration and the Contingent Shares.

         We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that upon the happening of the following events,

         (a) due action by the shareholders of the Company and of Shurgard Incorporated approving the Merger Agreement,

         (b) the filing of the Registration Statement and any amendments thereto and the effectiveness of the Registration Statement, and
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         (c)     due execution by the Company and registration by its registrar of the Share Consideration and the Contingent Shares, and the issuance and sale of the Share Consideration and the Contingent Shares as contemplated by the Registration
                 Statement and in accordance with the aforesaid shareholder and governmental authorizations,

the Share Consideration and the Contingent Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters."

                                          Very truly yours,


                                          Perkins Coie